UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

October 6, 2014

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1

(Address of Principal Executive Offices)                             (Postal Code)

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Playa Vista, Los Angeles, California – Construction and Permanent Financing

On October 6, 2014, IMAX PV Development Inc., a Delaware corporation (“Borrower”) and direct wholly-owned subsidiary of IMAX U.S.A. Inc., a Delaware corporation and direct wholly-owned subsidiary of IMAX Corporation (the “Company”), entered into a construction loan agreement with Wells Fargo Bank, National Association (the “Playa Vista Lender”). The construction loan will be used to fund up to $25.7 million (the “Playa Vista Loan”) of the costs of development and construction of the previously announced new West Coast headquarters of the Company, to be located in a new office facility in the Playa Vista neighborhood of Los Angeles, California (the “Playa Vista Project”).

The total cost of development of the Playa Vista Project is approximately $50 million, with all costs in excess of the Playa Vista Loan being provided through funding by the Company.

The Playa Vista Loan is secured by a deed of trust from Borrower in favor of the Playa Vista Lender, granting a first lien on and security interest in the Playa Vista property and the Playa Vista Project, including all improvements to be constructed thereon, and other documents evidencing and securing the loan (the “Loan Documents”). The Loan Documents include absolute and unconditional payment and completion guarantees provided by the Company to the Playa Vista Lender for the performance by Borrower of all the terms and provisions of the Playa Vista Loan and the construction and completion of the Playa Vista Project, and an environmental indemnity also provided by the Company.

Unless converted from a construction to permanent loan as described below, the Playa Vista Loan will be fully due and payable on April 6, 2016 (the “Maturity Date”).

Absent a default, the Playa Vista Loan will bear interest at a variable interest rate per annum equal to 2.25% above the 30-day LIBOR rate. The interest rate is subject to adjustment monthly based on the latest 30-day LIBOR rate. Prior to the Maturity Date, Borrower will be required to make monthly payments of interest only. The Playa Vista Loan may be prepaid at any time without premium, but with all accrued interest and other applicable payments.

The Loan Documents require the completion of construction no later than 90 days prior to the Maturity Date, subject to delays for certain unforeseeable events. The Loan Documents contain affirmative, negative and financial covenants (including compliance with the financial covenants of the Company’s outstanding revolving and term senior secured facility with Wells Fargo Bank, National Association), agreements, representations, warranties, borrowing conditions, and events of default customary for development projects such as the Playa Vista Project.

Borrower has the right to convert the Playa Vista Loan from a construction to a permanent loan with a term of 120 months (from the date of conversion), subject to the satisfaction of conditions to conversion including prior notice, the absence of a default under the Loan Documents, completion of the Playa Vista Project and the issuance of a certificate of occupancy or its legal equivalent. If Borrower converts the Playa Vista Loan to a permanent loan, Borrower will have the right, subject to certain conditions, to increase the principal balance of the loan up to but not in excess of $30 million. Upon conversion, the interest rate under the permanent loan will decrease from 2.25% to 2.0% above the 30-day LIBOR rate and Borrower will be required to make monthly payments of combined principal and interest sufficient to fully amortize the loan based on a 15-year straight line amortization.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: October 10, 2014	By:	/s/ Joseph Sparacio
	Name:	Joseph Sparacio
	Title:	Executive Vice President and Chief Financial Officer

	By:	/s/ Edward MacNeil
	Name:	Edward MacNeil
	Title:	Senior Vice President, Finance